EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
JANUARY 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	77%
Canada	1	100%
North Sea	1	100%

Total	7	83%

Other Jack-ups:
Gulf of Mexico	16	93%

Semi-submersible:
Gulf of Mexico	1	71%

Total	24	90%

* Number of units at January 31, 2004

Note: Only revenue-producing days are used in computing rig utilization.